UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
 Under
THE SECURITIES ACT OF 1933

MIPS Technologies, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	77-0322161
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

1225 CHARLESTON ROAD
MOUNTAIN VIEW, CA 94043-1353
(Address of principal executive offices)

MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended
MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended
MIPS Technologies, Inc. Directors' Stock Purchase Plan, as amended
(Full titles of the plans)

John E. Bourgoin
Chief Executive Officer and President
MIPS TECHNOLOGIES, INC.
1225 Charleston Road
Mountain View, CA 94043-1353
(Name and address of agent for services)

(650) 567-5000
(Telephone number, including area code, of agent for services)

CALCULATION OF REGISTRATION FEE

	Common Stock, $0.001 par value	Common Stock, $0.001 par value	Total
Amount to be Registered	1,690,869(1)	217,812(2)	1,908,681
Proposed Maximum Offering Price Per Share(3)	$4.16	$3.536
Proposed Maximum Aggregate Offering Price	$7,034,015	$770,183	$7,804,198
Amount of Registration Fee	$892	$98	$990

(1)	Represents 1,640,869 shares of Common Stock automatically reserved on July 1, 2004 for issuance upon the exercise of stock options that may be granted under the 1998 Long-Term Incentive Plan, as amended and represents 50,000 shares of Common Stock automatically reserved on July 1, 2004 for issuance upon the exercise of stock options that may be granted under the Directors’ Stock Option Plan, as amended.

(2)	Represents 217,812 shares of Common Stock automatically reserved on July 1, 2004 for issuance upon the distribution of stock that may be purchased under the Employee Stock Purchase Plan, as amended.

(3)	The price shown is the average of the high and low price of the Common Stock reported on the Nasdaq National Market on August 9, 2004, in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), and is being used solely for the purpose of calculating the registration fee. In the case of the Employee Stock Purchase Plan, this amount is multiplied by 85%, which amount is the percentage of the price per share applicable to purchases under the Employee Stock Purchase Plan.

STATEMENT PURSUANT TO GENERAL
INSTRUCTION E TO FORM S-8

        The contents of the Registrant’s Registration Statements on Form S-8 (Reg. Numbers 333-65693, 333-95339, 333-44526, 333-66028, 333-87172, 333-100092 and 333-107849), as filed with the Securities and Exchange Commission (the “Commission”) on October 15, 1998, January 25, 2000, August 25, 2000, July 27, 2001, April 29, 2002, September 25, 2002 and August 11, 2003 respectively, are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 8. Exhibits

         See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of hte requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, California, on August 11, 2004.

MIPS Technologies, Inc.
a Delaware corporation

By: /s/ JOHN E. BOURGOIN
John E. Bourgoin
President, Chief Executive Officer and Director

SIGNATURES and POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. In addition, each person whose signature appears below constitutes and appoints John E. Bourgoin and Kevin C. Eichler, each alone to act as his true and lawful attorney-in-fact and agent, each with the full power of substitution, for him and in his name in any and all capacities, to sign any or all amendments, including pre-effective and post-effective amendments, and supplements to this Registration Statement on Form S-8 relating to the Registrant’s 1998 Long-Term Incentive Plan, Employee Stock Purchase Plan and Directors’ Stock Option Plan, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ John F. Bourgoin
John E. Bourgoin	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 11, 2004

/s/ Kevin C. Eichler
Kevin C. Eichler	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2004

/s/ Kenneth L. Coleman
Kenneth L. Coleman	Director	August 11, 2004

/s/ Fred M. Gibbons
Fred M. Gibbons	Director	August 11, 2004

/s/ Anthony B. Holbrook
Anthony B. Holbrook	Director and Chairman of the Board	August 11, 2004

/s/ Benjamin A Horowitz
Benjamin A. Horowitz	Director	August 11, 2004

/s/ William M. Kelly
William M. Kelly	Director	August 11, 2004

EXHIBIT INDEX

         Item 8. Exhibits

Exhibit No	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
3.01	Certificate of Incorporation	8-K	000-24487	11-14-03	3.1
3.02	Bylaws	8-K	000-24487	11-14-03	3.2
3.03	Preferred Stock Rights Agreement	8-A 12G/A	000-24487	11-18-03	10.11.3
4.01	MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended	10Q	000-24487	2-14-03	10.8
4.02	MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended	10-Q	000-24487	2-14-01	Exhibit 10.9
4.03	MIPS Technologies, Inc. Directors' Stock Option Plan, as amended	10-Q	000-24487	5-10-02	10.10
5.01	Opinion of Fenwick & West LLP					X
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X
23.02	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X
24.01	Power of Attorney (included on signature page)					X